                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                                                                                                            Six        Year
                             Nine months ended                        Years ended                      months ended   ended
                         ---------------------------  -----------------------------------------------  ------------  --------
                         September 29, September 30,  December 31, January 1,  January 2,  January 3,  December 28,  June 30,
Dollars in thousands         2001         2000           2000       2000          1999        1998         1996        1996
----------------------------------------------------- -----------------------------------------------  ------------  --------
Earnings
Income from continuing
operations before
income taxes               $ 18,536     $    167      $  2,160     $ 74,659     $ 83,520   $ 93,383     $     26     $ 87,479

Interest expense
(excluding capitalized
interest)                    60,570       37,666        60,252        7,486        7,026      6,866        4,330        9,403

Portion of rent expense
under long-term
operating leases
representative of an
interest factor                 943          891         1,121        1,483        1,233      2,133        1,070        2,103
                          --------------------------  -----------------------------------------------  ------------  --------
Total earnings             $ 80,049     $ 38,724      $ 63,533     $ 83,628     $ 91,779   $102,382     $  5,426     $ 98,985
                          ==========================  ===============================================  ============  ========

Fixed charges
Interest expense
(including capitalized
interest)                  $ 60,570     $ 37,666      $ 60,252     $  7,887     $  7,729   $  6,866     $  4,330     $  9,403

Portion of rent expense
under long-term
operating leases
representative of an
interest factor                 943          891         1,121        1,483        1,233      2,133        1,070        2,103
                          --------------------------  -----------------------------------------------  ------------  --------
Total fixed charges        $ 61,513     $ 38,557      $ 61,373     $  9,370     $  8,962   $  8,999     $  5,400     $ 11,506
                          ==========================  ===============================================  ============  ========

Ratio of earnings
to fixed charges                1.3          1.0           1.0          8.9         10.2       11.4          1.0          8.6